Exhibit 21.1

List of Subsidiaries of Hilltop Holdings Inc.

As of February 13, 2026

Name	State or Other Jurisdiction of Incorporation or Formation
ARC Insurance Holdings, Inc.	Delaware
First Southwest Holdings LLC	Delaware
First Southwest Capital Investments, Inc.	Delaware
First Southwest Leasing Company	Delaware
FSC Asset Administrator, LLC	Delaware
Highland HomeLoans, LLC	Delaware
Hilltop Investments I LLC	Delaware
Hilltop Opportunity Partners LLC	Texas
Hilltop OP Albers Holdings LLC	Delaware
Hilltop OP FPDS Preferred Holdings LLC	Texas
Hilltop OP Kinley Holdings LLC	Texas
Hilltop OP Moser Holdings GP LLC	Delaware
Hilltop OP Moser Holdings LP	Delaware
Hilltop OP Pioneer GP LLC	Delaware
Hilltop OP Pioneer Holdings LLC	Delaware
Hilltop OP Pioneer LP	Delaware
Hilltop OP Power Test Common Holdings LLC	Texas
Hilltop OP Power Test Preferred Holdings LLC	Texas
Hilltop OP Viking Common Holdings LLC	Delaware
Hilltop OP Viking Preferred Holdings LLC	Delaware
Hilltop Securities Asset Management, LLC	Delaware
Hilltop Securities Holdings LLC	Delaware
Hilltop Securities Inc.	Delaware
Hilltop Securities Insurance Agency Inc.	Texas
HTH Diamond Hillcrest Land LLC	Texas
HTH Hillcrest Project LLC	Texas
Kindred HomeLoans, LLC	Delaware
Momentum Independent Network Inc.	Texas
OpenRange Capital LLC	Delaware
PlainsCapital Corporation	Maryland
PlainsCapital Bank	Texas
PCB – ARC, Inc.	Texas
PrimeLending, a PlainsCapital Company	Texas
PrimeLending Ventures Management, LLC	Texas
RGV – ARC, Inc.	Texas

The names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report. (See the definition of “significant subsidiary” in Rule 1-02(w) (17 CFR 210.1-02(w)) of Regulation S-X.)